Exhibit h.3(b)

ECLIPSE FUNDS INC.

NOTICE OF FEE WAIVER

THIS NOTICE OF FEE WAIVER is provided as of the 1st day of May, 2008, to Eclipse Funds Inc., a Maryland corporation (the “Company”) on behalf of its series listed on Schedule A (each a “Fund”), by New York Life Investment Management LLC, a Delaware limited liability company (the “Manager”).

WHEREAS, the Manager has entered into an Amended and Restated Management Agreement with the Company (the “Management Agreement”), pursuant to which the Manager is compensated based on the average net assets of the Fund and such compensation is paid by the Fund (“Management Fees”);

WHEREAS, the Manager believes that it is appropriate and in the best interests of the Manager, the Fund, and Fund shareholders to reduce the Management Fees of the Fund; and

WHEREAS, the Manager understands and intends that the Fund will rely on this Notice in preparing amendments to a registration statement on Form N-1A and in accruing the Fund’s expenses for purposes of calculating net asset value and for other purposes, and expressly permits the Fund to do so;

NOW, THEREFORE, the hereby provides notice as follows:

1.	Fee Waiver by the Manager. The Manager agrees to waive a portion of its Management Fees to the levels listed on Schedule A.
2.

Duration and Termination. The Manager’s undertaking to waive fees may be modified or terminated only with the approval of the Board of Directors; provided, however, no such modification will be made in a manner inconsistent with the terms of the current prospectus.

3.	Other Agreements. This Notice supersedes any prior Notice of Fee Waiver related to the Management Agreement.

IN WITNESS WHEREOF, the Manager has signed this Notice as of the date first-above written.

NEW YORK LIFE INVESTMENT MANAGEMENT LLC
By:	/s/ Barry A. Schub

Barry A. Schub Executive Vice President

SCHEDULE A

(As of May 1, 2008)

Management Fee Waiver

The Manager has agreed to fee waivers such that the management fees for the Funds listed below shall be:

FUND	FEE WAIVER	MANAGEMENT FEE AFTER WAIVER

MainStay Retirement 2010 Fund	0.100%	0.00%
MainStay Retirement 2020 Fund	0.100%	0.00%
MainStay Retirement 2030 Fund	0.100%	0.00%
MainStay Retirement 2040 Fund	0.100%	0.00%
MainStay Retirement 2050 Fund	0.100%	0.00%